UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 16, 2021

23andMe Holding Co.

(Exact name of registrant as specified in its charter)

Delaware	001-39587	87-1240344
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

223 N. Mathilda Avenue

Sunnyvale, California 94086

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (650) 938-6300

VG Acquisition Corp.

65 Bleecker Street

6th Floor

New York, New York 10012

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	ME	The Nasdaq Global Select Market
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock	MEUSW	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INTRODUCTORY NOTE

Domestication and Merger Transaction

As previously announced, VG Acquisition Corp. (“VGAC” and, after the Domestication as described below, “New 23andMe”), a Cayman Islands exempted company, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 4, 2021, by and among VGAC, Chrome Merger Sub, Inc., a Delaware corporation and wholly owned direct subsidiary of VGAC (“Merger Sub”), and 23andMe, Inc., a Delaware corporation (“23andMe”), as subsequently amended by that certain First Amendment to the Merger Agreement, dated as of February 13, 2021 (the “First Amendment”), and that certain Second Amendment to the Merger Agreement, dated as of March 25, 2021 (the “Second Amendment”). On June 16, 2021 (the “Closing Date”), as contemplated by the Merger Agreement and described in the section titled “Domestication Proposal” beginning on page 115 of the final prospectus and definitive proxy statement, dated May 14, 2021 (the “Proxy Statement/Prospectus”) and filed with the Securities and Exchange Commission (the “SEC”), VGAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which VGAC was domesticated and continued as a Delaware corporation, changing its name to “23andMe Holding Co.” (the “Domestication”).

As a result of and upon the effective time of the Domestication, among other things, (1) each of the then issued and outstanding shares of Class A ordinary shares, par value $0.0001 per share, of VGAC (the “VGAC Class A ordinary shares”), and Class B ordinary shares, par value $0.0001 per share, of VGAC, automatically converted, on a one-for-one basis, into shares of Class A common stock, par value $0.0001 per share, of New 23andMe (the “New 23andMe Class A Common Stock”); (2) each then issued and outstanding warrant of VGAC (the “VGAC warrants”) automatically converted into a warrant to acquire one share of New 23andMe Class A Common Stock (the “New 23andMe Warrants”); and (3) each of the then issued and outstanding units of VGAC that had not been previously separated into the underlying VGAC Class A ordinary shares and underlying VGAC warrants upon the request of the holder thereof, were canceled and entitled the holder thereof to one share of New 23andMe Class A Common Stock and one-third of one New 23andMe Warrant.

On the Closing Date, as contemplated by the Merger Agreement and described in the section titled “Business Combination Proposal” beginning on page 89 of the Proxy Statement/Prospectus, New 23andMe consummated the merger transaction contemplated by the Merger Agreement, whereby Merger Sub merged with and into 23andMe, the separate corporate existence of Merger Sub ceased and 23andMe became the surviving corporation and a wholly owned subsidiary of New 23andMe (the “Merger” and, together with the Domestication, the “Business Combination”).

Immediately prior to the effective time of the Merger, each share of 23andMe preferred stock, which consisted of the shares of (i) Series A preferred stock, par value $0.00001 per share, of 23andMe, (ii) Series B preferred stock, par value $0.00001 per share, of 23andMe, (iii) Series C preferred stock, par value $0.00001 per share, of 23andMe, (iv) Series D preferred stock, par value $0.00001 per share, of 23andMe, (v) Series E preferred stock, par value $0.00001 per share, of 23andMe, (vi) Series F preferred stock, par value $0.00001 per share, of 23andMe, and (vii) Series F-1 preferred stock, par value $0.00001 per share, of 23andMe, converted into one share of Class B common stock, par value $0.00001 per share, of 23andMe (the “23andMe Class B Common Stock”) (such converted shares, the “23andMe Converted Preferred Shares”).

As a result of and upon the closing of the Business Combination (the “Closing”), among other things, (i) each share of Class A common stock, par value $0.00001 per share, of 23andMe (“23andMe Class A Common Stock”) (other than dissenting shares) was canceled and converted into the right to receive the applicable portion of the merger consideration comprised of shares of New 23andMe Class A Common Stock, as determined pursuant to the Share Conversion Ratio (as defined below), (ii) each share of 23andMe Class B Common Stock, including the 23andMe Converted Preferred Shares, (other than dissenting shares) was canceled and converted into the right to receive the applicable portion of the merger consideration comprised of Class B common stock, par value $0.0001 per share, of New 23andMe (the “New 23andMe Class B Common Stock”), as determined pursuant to the Share Conversion Ratio, and (iii) each restricted stock unit and outstanding option to purchase 23andMe Class A Common Stock and 23andMe Class B Common Stock (whether vested or unvested) was assumed by New 23andMe and converted into comparable restricted stock units and options that are exercisable for shares of New 23andMe Class A Common Stock, as applicable, with a value determined in accordance with the Share Conversion Ratio (and, with regard to options that are intended to qualify as “incentive stock options” under Section 422 of the Code, in a manner compliant with Section 424(a) of the Code). The “Share Conversion Ratio” is equal to 2.293698169.

Holders of 16,667,061 VGAC Class A ordinary shares elected to have their shares redeemed in connection with the Business Combination.

The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full texts of the Merger Agreement, the First Amendment, and the Second Amendment, which are attached hereto as Exhibits 2.1, 2.2, and 2.3, respectively, and are incorporated herein by reference.

PIPE Investment

As previously announced, on February 4, 2021, concurrently with the execution of the Merger Agreement, VGAC entered into subscription agreements (the “Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to, and on the terms and subject to the conditions of which, the PIPE Investors collectively subscribed for 25,000,000 shares of New 23andMe Class A Common Stock at $10.00 per share for aggregate gross proceeds of $250,000,000 (the “PIPE Investment”). One of the PIPE Investors is an affiliate of VG Acquisition Sponsor LLC (“Sponsor”) that subscribed for 2,500,000 shares of New 23andMe Class A Common Stock and one of the PIPE Investors is an affiliate of New 23andMe that subscribed for 2,500,000 shares of New 23andMe Class A Common Stock. The PIPE Investment was consummated substantially concurrently with the Closing.

Immediately after giving effect to the Business Combination and the PIPE Investment, there were 92,655,484 shares of New 23andMe Class A Common Stock, 313,759,355 shares of New 23andMe Class B Common Stock, and 25,065,665 New 23andMe Warrants outstanding. New 23andMe Class A Common Stock and New 23andMe Warrants trade on The Nasdaq Global Select Market (“Nasdaq”) under the symbols “ME” and “MEUSW,” respectively.

Defined Terms

Terms used but not defined herein, or for which definitions are not otherwise incorporated by reference herein, shall have the meaning given to such terms in the Proxy Statement/Prospectus and such definitions are incorporated herein by reference.

As used hereafter in this Current Report on Form 8-K, unless otherwise stated or the context indicates otherwise, the terms the “Company,” “Registrant,” “we,” “us” and “our” refer to 23andMe Holding Co. (formerly known as VG Acquisition Corp.), after giving effect to the Business Combination.

Item 1.01.	Entry into a Material Definitive Agreement.

Indemnification Agreements

New 23andMe entered, and expects to continue to enter into, indemnification agreements with its directors, executive officers, and other employees as determined by its board of directors (the “Board”). Each indemnification agreement provides for indemnification and advancements by New 23andMe of certain expenses and costs, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee, or agent of New 23andMe or any of its subsidiaries or was serving at New 23andMe’s request in an official capacity for another entity, to the fullest extent permitted by the laws of the state of Delaware.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by the full text of the indemnification agreements, the form of which is attached hereto as Exhibit 10.7 and is incorporated herein by reference.

Amended and Restated Registration Rights Agreement

On the Closing Date, in connection with the consummation of the Business Combination and as contemplated by the Merger Agreement, New 23andMe entered into the Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with the Sponsor and certain other initial stockholders

(collectively, with each other person who has executed and delivered a joinder thereto, the “RRA Parties”), pursuant to which the RRA Parties are entitled to registration rights in respect of certain shares of New 23andMe Class A Common Stock and certain other equity securities of New 23andMe that are held by the RRA Parties from time to time. The material terms of the Registration Rights Agreement are described in the section of the Proxy Statement/Prospectus beginning on page 93 titled “Business Combination Proposal—Related Agreements—Amended and Restated Registration Rights Agreement.” Such description is qualified in its entirety by the text of the Registration Rights Agreement, which is included as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated into this Item 2.01 by reference. On June 10, 2021, the Business Combination was approved by the shareholders of VGAC at the extraordinary general meeting of shareholders (the “Shareholder Meeting”). The Business Combination was completed on June 16, 2021.

FORM 10 INFORMATION

Item 2.01(f) of Current Report on Form 8-K states that if the registrant was formerly a shell company, as VGAC was immediately before the Business Combination, then following the closing of the transaction in which the registrant ceases to be a shell company, the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, New 23andMe is providing the information below that would be included in a Registration Statement on Form 10 if it were to file such a Form 10. Please note that the information provided below relates to the combined company after the consummation of the Business Combination unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

Certain statements in this Current Report on Form 8-K, or some of the information incorporated herein by reference, may be considered forward-looking statements. Forward-looking statements generally relate to future events or New 23andMe’s future financial or operating performance, business strategy, and objectives of management for future operations. For example, statements about the benefits of the Business Combination, the competitive environment, and the expected future performance (including future revenue) and market opportunities of New 23andMe are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expect,” “intend,” “will,” “estimate,” “anticipate,” “believe,” “predict,” “potential,” or “continue,” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by New 23andMe and its management, as the case may be, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: (1) the outcome of any legal proceedings that may be instituted against New 23andMe; (2) the ability to recognize the anticipated benefits of the Business Combination; (3) costs related to the Business Combination; (4) changes in applicable laws or regulations; (5) the possibility that New 23andMe may be adversely affected by other economic, business, and/or competitive factors; (6) the limited operating history of New 23andMe; (7) New 23andMe’s business may not successfully expand into other markets, including therapeutics; (8) the possibility that COVID-19 may adversely affect the results of operations, financial position, and cash flows of New 23andMe; (9) New 23andMe’s financial and business performance following the Business Combination, including financial projections and business metrics; and (10) other risks and uncertainties set forth in the section entitled “Risk Factors” beginning on page 26 of the Proxy Statement/Prospectus and incorporated herein by reference.

Nothing in this Current Report on Form 8-K should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. New 23andMe does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Business

The business of New 23andMe is described in the Proxy Statement/Prospectus in the section entitled “Information about 23andMe” beginning on page 209, which is incorporated herein by reference.

Risk Factors

The risk factors related to the business and operations of New 23andMe and the Business Combination are set forth in the Proxy Statement/Prospectus in the section entitled “Risk Factors” beginning on page 26, which is incorporated herein by reference.

Audited Consolidated Financial Statements

The audited consolidated financial statements as of March 31, 2021 and 2020 and for the fiscal years ended March 31, 2021, 2020, and 2019 of 23andMe set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and pursuant to the regulations of the SEC.

These audited consolidated financial statements should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information as of and for the year ended March 31, 2021 is set forth in Exhibit 99.2 hereto.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information that 23andMe management believes is relevant to an assessment and understanding of 23andMe’s consolidated results of operations and financial condition. This discussion and analysis should be read together with 23andMe’s audited consolidated financial statements and related notes as of March 31, 2021 and 2020 and for the fiscal years ended March 31, 2021, 2020 and 2019, which have been filed under Item 9.01 of this Current Report on Form 8-K.

This discussion and analysis should also be read together with “Information About 23andMe” and the unaudited pro forma condensed combined financial information as of and for the year ended March 31, 2021 included elsewhere (or incorporated by reference) in this Current Report. In addition to historical financial analysis, this discussion and analysis contains forward-looking statements based upon current expectations that involve risks, uncertainties and assumptions, as described under the heading “Forward-Looking Statements.” Actual results and timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” included elsewhere (or incorporated by reference) in this Current Report on Form 8-K. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of 23andMe and its consolidated subsidiary.

Overview

23andMe’s mission is to help people access, understand and benefit from the human genome.

We pioneered direct-to-customer genetic testing through our Personal Genome Service® (“PGS”) products and services. Our PGS business provides customers with a full suite of genetic reports, including information on customers’ genetic ancestral origins, personal genetic health risks, and chances of passing on certain rare carrier conditions to their children, as well as reports on how genetics can affect responses to medications. We believe that by providing customers with direct access to their genetic information, we can empower them to make better decisions by arming them with information about their risks of developing certain diseases or conditions and by highlighting opportunities for prevention and mitigation of disease. We provide customers with an engaging experience, including access to frequent updates to their genetic health and ancestry reports and new product features, the ability to connect with genetic relatives, and, as of October 2020, a subscription option for extended health insights. Customers have the option to participate in our research programs and to date, over 80% of our customers have done so. We analyze consenting customers’ genotypic and phenotypic data to discover new insights into genetics.

Our Therapeutics business focuses on the use of genetic insights to validate and develop novel therapies to improve patients’ lives. We currently have research programs across several therapeutic areas, including oncology, respiratory, and cardiovascular diseases. In July 2018, we signed an exclusive agreement with an affiliate of GlaxoSmithKline (“GSK”) to leverage genetic insights to validate, develop and commercialize promising drugs, which we refer to as the GSK Agreement. This multi-year collaboration is expected to validate novel drug targets, enable rapid progression of clinical programs, and bring useful new drugs to market.

We operate in two reporting segments: Consumer & Research Services and Therapeutics. The Consumer & Research Services segment consists of our PGS business, as well as research services that we perform under agreements with third parties, including the GSK Agreement, relating to the use of our genotypic and phenotypic data to identify promising drug targets. The Therapeutics segment consists of revenues from the out-licensing of intellectual property associated with identified drug targets and expenses related to drug candidates under clinical development. Substantially all our revenues are derived from our Consumer & Research Services segment.

The table below reflects our revenue for the fiscal years ended March 31, 2021, 2020 and 2019 (dollars in thousands):

	Year Ended March 31,
	2021	2020	2019
Consumer & Research Services Revenue	$243,866	$299,907	$437,919
Therapeutics Revenue	54	5,556	2,981

Total Revenue	$243,920	$305,463	$440,900

The table below reflects our two segments’ Adjusted EBITDA (as defined below) for the fiscal years ended March 31, 2021, 2020 and 2019 (dollars in thousands).

	Year Ended March 31,
	2021	2020	2019
Consumer & Research Services
Adjusted EBITDA*	$12,796	$(65,845)	$(85,822)
Therapeutics
Adjusted EBITDA*	$(58,734)	$(52,883)	$(31,776)

*

Adjusted EBITDA is the measure of segment profitability reported to our Chief Executive Officer, 23andMe’s chief operating decision-maker (“CODM”). We define Adjusted EBITDA as net income before net interest expense (income), other expense (income), depreciation and amortization of fixed assets, amortization of internal use software, non-cash stock-based compensation expense, and expenses related to restructuring and other charges, if applicable, for the period. See “—Adjusted EBITDA” below for a reconciliation of Adjusted EBITDA to net loss.

Recent Developments

COVID-19 Impact

We are closely monitoring the impact of the COVID-19 pandemic in all aspects of our business. We rely entirely on third-party vendors in our PGS supply chain, including our PGS kit and array manufacturers, order fulfillment vendor, and our DNA-processing lab vendor. These vendors have independent responses to managing the effect of the COVID-19 pandemic, and we have not experienced any disruptions in our ability to fulfill and process PGS orders to date. In our Therapeutics segment, the advancement of our programs requires that our scientists have physical access to our laboratory facilities on a continuing basis, and we have implemented health and safety protocols and procedures to keep our laboratory facilities operating during the COVID-19 pandemic.

We have taken other measures in response to the ongoing COVID-19 pandemic, including closing our offices and implementing a work from home policy for most of our workforce, suspending employee travel and in-person meetings at our facilities, and amplifying monitoring of our inventory levels and supply chain. We may take further actions that alter our business operations that we determine are in the best interests of our employees, customers, and stockholders or as may be required by federal, state, or local authorities.

To help our customers and others during the ongoing pandemic, we created an online COVID-19 Information Center, which contains data from the US Centers for Disease Control and our own COVID-19 research study that evaluated genetic differences in both susceptibility and severity of the disease. The site includes data from both sources, offers people a place to learn more about the virus, and highlights conditions that carry added risks.

Key Factors Affecting Results of Operations

We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and included (or incorporated by reference) in the section of this Current Report on Form 8-K titled “Risk Factors.”

New Customer Acquisition

Our ability to attract new customers is a key factor for the future growth of our PGS business and our database. Our historical financial performance has largely been driven by, and in the future will continue to be affected by, the rate of sales of our PGS kits. Revenue from our PGS business, primarily composed of kit sales, represented approximately 81%, 89% and 96% of our total revenues for the fiscal years ended 2021, 2020 and 2019, respectively. In addition, kit sales are a source of subscribers to our new subscription service. We expect kit sales and our new subscription service to grow as we increase awareness of our current and new offerings in existing markets, expand into new ones, and enhance our subscription service with new features.

Purchasing patterns of our kits are largely influenced by product innovation, marketing spend and varying levels of price discounting on our products. These promotional windows have typically aligned with gift-giving portions of the year, with an emphasis on the holiday period, other gift-giving and family-oriented holidays such as Mother’s Day and Father’s Day, and Amazon Prime Day, which may change from year to year. Historically, we have experienced higher revenue in the fourth quarter of the fiscal year compared to other quarters. Over time, we expect the seasonality of our business to continue, with pronounced increases in revenue recognized in the fourth quarter. We generally incur higher sales and marketing expenses during holiday promotional periods, which have included, among others, Mother’s Day, Father’s Day and the November-December holidays. The following table sets forth our PGS revenue by quarter for the most recent three fiscal years.

	Q1	Q2	Q3	Q4	Full Year
FY’19 PGS Revenue (000s)	$119.5	$80.8	$75.8	$149.5	$425.5
% of Year	28%	19%	18%	35%	100%
FY’20 PGS Revenue (000s)	$66.1	$64.1	$57.0	$84.4	$271.6
% of Year	24%	24%	21%	31%	100%
FY’21 PGS Revenue (000s)	$34.7	$40.6	$44.1	$78.1	$197.5
% of Year	18%	21%	22%	39%	100%

Engagement of Research Participants

Our ability to conduct research and grow our database depends on our customers’ willingness to consent to participate in our research. Historically, approximately 80% of our customers have consented to participate in research. These customers permit us to use their de-identified data in our research and many of them regularly respond to our research surveys, providing us with phenotypic data in addition to the genetic data from their DNA samples. We analyze this genotypic and phenotypic data and conduct genome-wide association studies and phenome-wide association studies, which enable us to determine whether particular genetic variants affect the likelihood of individuals developing certain diseases.

Our customers can withdraw their consent at any time. If a significant number of our customers were to withdraw their consent, or if the percentage of consenting customers were to decline significantly in the future, our ability to conduct research successfully could be diminished, which could adversely affect our business.

Drug Target Productivity of Our Genetics Database

Our genetics database underpins our research programs and enables us to identify drug targets with novel genetic evidence. To date, we have identified over 40 drug targets. We expect the current productivity of our genetics database to continue based on the increasing amounts of data that we expect to result from increased kit sales and customer engagement. Any significant decline in such productivity would have a negative impact on our ability to identify drug targets and ultimately to develop and commercialize new drugs.

Development of Drug Candidates

Our ability to successfully identify and develop drug candidates will determine the success of our Therapeutics business over time. Developing drug candidates with novel genetic evidence requires a significant investment of resources over a prolonged period of time, and a core part of our strategy is to continue making sustained investments in this area. We currently have over 40 programs in our pipeline.

A majority of the product candidates in our pipeline are still in preclinical stage. We have incurred, and will continue to incur, significant research and development costs for preclinical studies and clinical trials. We expect that our research and development expenses will continue to constitute a significant portion of our expenses in future periods.

Collaborations

Substantially all of our research services revenues are generated from the GSK Agreement, which expires in fiscal 2023 unless extended by GSK into fiscal 2024. Additionally, all of our Therapeutics revenue for the fiscal years ended March 31, 2021, 2020 and 2019 were derived from our agreements with GSK and Almirall.

Our ability to enter into new collaboration agreements will affect our research services revenues. If we are unable to enter into additional collaboration agreements, our future research services revenue may decline.

Ability to Commercialize Our Therapeutics Products

Our ability to generate revenue from our product candidates depends on our and our collaborators’ ability to successfully complete clinical trials for our product candidates and receive regulatory approval, particularly in the United States, Europe, and other major markets.

We believe that our broad portfolio of product candidates with both novel and validated targets enhances the likelihood that our research and development efforts will yield successful product candidates. Nonetheless, we cannot be certain if any of our product candidates will receive regulatory approvals. Even if such approvals are granted, we will thereafter need to establish manufacturing and supply arrangements and engage in extensive marketing effort and expenses prior to generating any revenue from such products. The ultimate commercial success of our products will depend on their acceptance by patients, the medical community and third-party payors and their ability to compete effectively with other therapies in the market.

The competitive environment is also an important factor with the commercial success of our product candidates, and our ability to successfully commercialize a product candidate will depend on whether there are competing product candidates in development or already marketed by other companies.

Expansion into New Categories

We launched our 23andMe+ subscription service in October 2020. We expect to expand into new categories with additional consumer offerings. Category expansion would allow us to increase the number of engaged customers who purchase or subscribe for additional products and services.

Success of our subscription service will depend upon our ability to acquire and retain subscribing customers over an extended period. Retention of customers will be based on the perceived value of the premium content and features they receive. If we are unable to provide sufficiently compelling new content and features, subscribers may not renew.

Investments in Growth and Innovation

We expect to continue investing in our business to capitalize on market opportunities and the long-term growth of our company. We intend to make significant investments in therapeutics research and development efforts and in marketing to acquire new customers and drive brand awareness, and also expect to incur software development costs as we work to enhance our existing products, expand the depth of our subscription service and design new offerings. In addition, we expect to incur additional expenses as a result of operating as a public company. The expenses we incur may vary significantly by quarter depending, for example, on when significant hiring takes place, and as we focus on building out different aspects of our business.

Basis of Presentation

The consolidated financial statements and accompanying notes of 23andMe as of March 31, 2021 and 2020 and for the fiscal years ended March 31, 2021, 2020 and 2019 include the accounts of 23andMe and its consolidated subsidiary, and were prepared in accordance with U.S. GAAP.

Key Business Metrics

We monitor the following key metrics to help us evaluate our business, identify trends, formulate business plans and make strategic decisions. We believe the following metrics are useful in evaluating our business:

•

Customers. When we refer to our “Customers,” this means individuals who have registered a kit on our website. We view Customers as an important metric to assess our financial performance because each Customer has registered a kit and has engaged with us by providing us with their DNA sample. These Customers may be interested in purchasing additional PGS products and services or in becoming subscribers to our new 23andMe+ subscription service, especially if they consent to participate in our research. We had 11.3 million Customers as of March 31, 2021.

•

Consenting Customers. “Consenting Customers” are Customers who have affirmatively opted in to participate in our research program. Consenting Customers are critical to our research programs and to the continuing growth of our database, which we use to identify drug targets and to generate new and interesting additional ancestry and health reports. Moreover, Consenting Customers respond to our research surveys, providing useful phenotypic data about their traits, habits and lifestyles, which we analyze using de-identified data to determine whether a genetic variant makes an individual more or less likely to develop certain diseases. A Consenting Customer is likely to be more engaged with our brand, which may lead to the purchase of our 23andMe+ subscription service and to participation in further research studies, helping us to advance our research. Approximately 80% of our Customers are Consenting Customers who have elected to participate in our research program.

•

Subscribers. This metric represents the number of subscribers who have signed up for our 23andMe+ subscription service, which was launched in October 2020. We believe that 23andMe+ will position us for future growth, as the annual membership model represents a previously untapped source of recurring revenue. We are continually investing in new reports and features to provide to subscribers as part of the 23andMe+ membership, which we believe will enhance customer lifetime value as customers can make new discoveries about themselves. We believe that this, in turn, will help to scale our customer acquisition costs and create expanding network effects. As of March 31, 2021, our 23andMe+ membership base has grown to approximately 125,000 subscribers.

•

Adjusted EBITDA. Adjusted EBITDA is the measure of segment profitability reported to our Chief Executive Officer, the CODM. See “—Adjusted EBITDA” below for a reconciliation of Adjusted EBITDA to net loss.

•

Validated Drug Targets. We have seen a rapid acceleration in the discovery of genetically identified and biologically validated disease targets from the database and anticipate continued growth in the future. As of March 31, 2019, we had genetically identified and biologically validated five disease targets. As of March 31, 2020, that number increased, and we had genetically identified and biologically validated nine disease targets. As of March 31, 2021, we had genetically identified and biologically validated nineteen disease targets.

Components of Results of Operations

Revenue

We recognize revenue in accordance with ASC Topic 606, Revenue from Contracts with Customers, when we transfer promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

Our consolidated revenue is composed primarily of sales of PGS kits to customers, as well as revenues from target discovery activities as part of our research collaborations through our Consumer & Research Services segment. Additionally, revenue is generated through our collaboration agreements in our Therapeutics segment primarily as a result of the out-licensing of intellectual property to collaboration partners.

See “—Critical Accounting Policies and Estimates” and “—Revenue Recognition” below for a more detailed discussion of our revenue recognition policy.

Cost of Revenue, Gross Profit, and Gross Margin

Cost of revenue for PGS primarily consists of cost of raw materials, lab processing fees, personnel-related expenses, including salaries, benefits and stock-based compensation, shipping and handling, and allocated overhead. Cost of revenue for research services primarily consists of personnel-related expenses, including salaries, benefits and stock-based compensation, and allocated overhead. We expect cost of revenue to increase in the foreseeable future in absolute dollars but gradually decrease as a percentage of revenue over the long term.

Our gross profit represents total revenue less our total cost of revenue, and our gross margin is our gross profit expressed as a percentage of our total revenue. Our gross profit and gross margin have been and will continue to be affected by a number of factors, including the volume of PGS kits sold, the prices we charge for our PGS products and research services, the fees we incur for lab processing PGS kits and revenues from our collaboration agreements. We expect our Consumer & Research Services gross margin to increase over the long term as subscription revenues become a higher percentage of revenue mix, although our gross margin may fluctuate from period to period. Substantially all our research services revenue is currently derived from the GSK Agreement. If we are unable to add new research services agreements, our research services revenue may decline substantially following the expiration of the GSK Agreement.

Operating Expenses

Our operating expenses primarily consist of research and development, sales and marketing, and general and administrative expenses. Personnel-related expenses, which include salaries, benefits and stock-based compensation, is the most significant component of research and development and general and administrative expenses. Advertising and brand-related spend and personnel related expenses represent the primary components of sales and marketing expenses. Operating expenses also include allocated overhead costs.

Research and Development Expenses

Our research and development expenses support our efforts to add new services, to add new features to our existing services, and ensure the reliability and scalability of our services. Research and development expenses primarily consist of personnel-related expenses, including salaries, benefits and stock-based compensation associated with our research and development personnel, collaboration expenses, laboratory services and supplies costs, third-party data services, and allocated overhead.

We plan to continue to invest in personnel to support our research and development efforts. We intend to make significant investments in therapeutics research and development efforts as we ramp up our clinical trials and the GSK collaboration. We expect that research and development expenses will increase on an absolute dollar basis in the foreseeable future as we continue to invest in our products, pipeline and infrastructure for long-term growth. In addition, our research and development expenses may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of advertising costs, personnel-related expenses, and outside services. Outside services are primarily related to sales consultants that support sales of PGS kits.

Advertising costs consist primarily of direct expenses related to television and radio advertising, including production and branding, paid search, online display advertising, direct mail, and affiliate programs. Advertising production costs are expensed the first time the advertising takes place, and all other advertising costs are expensed as incurred. Deferred advertising costs primarily consist of vendor payments made in advance to secure media spots across varying media channels, as well as production costs incurred before the first time the advertising takes place. Deferred advertising costs are expensed on the first date the advertisements occur.

We expect our sales and marketing expenses to gradually decrease as a percentage of revenue over the long term, although our sales and marketing expenses may fluctuate as a percentage of revenue from period to period due to promotional strategies that drive the timing and amount of these expenses.

General and Administrative Expenses

General and administrative expenses primarily consist of personnel-related expenses associated with corporate management, including our CEO office, finance, legal, compliance, regulatory and other administrative personnel. In addition, general and administrative expenses include professional fees for external legal, accounting and other consulting services, as well as credit card processing fees related to PGS kit sales.

We expect general and administrative expenses to increase for the foreseeable future as we increase headcount with the growth of our business. We also expect general and administrative expenses to increase in the near term as a result of operating as a public company, including expenses associated with compliance with SEC rules and regulations, and related increases in legal, audit, insurance, investor relations, professional services and other administrative expenses. However, we anticipate general and administrative expenses to gradually decrease as a percentage of revenue over the long term, although it may fluctuate as a percentage of total revenue from period to period due to the timing and amount of these expenses.

Restructuring and Other Charges

Restructuring and other charges consists of costs directly associated with exit or disposal activities. Such costs include employee severance and termination benefits, contract termination fees and penalties, impairment associated with long-lived assets, and other exit or disposal costs.

Interest and Other Income, Net

Interest and other income, net primarily consists of interest income earned on our cash deposits, and other non-operating income and expenditures.

Results of Operations

Comparisons for fiscal years ended March 31, 2021 and 2020

The following table sets forth our consolidated statement of operations for the fiscal years ended March 31, 2021 and 2020, and the dollar and percentage change between the two periods (dollars in thousands):

	Year Ended March 31,
	2021	2020	$ Change	% Change
Revenue	$243,920	$305,463	$(61,543)	(20)%
Cost of revenue(1)(2)	126,914	168,031	(41,117)	(24)%

Gross profit	117,006	137,432	(20,426)	(15)%

Operating expenses:
Research and development(1)(2)	159,856	181,276	(21,420)	(12)%
Sales and marketing(1)(2)	43,197	110,519	(67,322)	(61)%
General and administrative(1)(2)(3)	99,149	59,392	39,757	67%
Restructuring and other charges(1)	—	44,692	(44,692)	(100)%

Total operating expenses	302,202	395,879	(93,677)	(24)%

Loss from operations	(185,196)	(258,447)	73,251	(28)%
Interest and other income, net	1,577	7,584	(6,007)	(79)%

Net loss	$(183,619)	$(250,863)	$67,244	(27)%

(1)	Includes stock-based compensation expense as follows:

	Year Ended March 31,
	2021	2020
Cost of revenue	$858	$733
Research and development	21,771	16,524
Sales and marketing	4,081	3,988
General and administrative	59,986	18,932
Restructuring and other charges	—	881

Total stock-based compensation expense	$86,696	$41,058

(2)	Includes stock-based compensation expense related to secondary sale transactions as follows:

	Year Ended March 31,
	2021	2020
Cost of revenue	$2	$15
Research and development	48	2,510
Sales and marketing	9	360
General and administrative	1,670	895

Total stock-based compensation expense	$1,729	$3,780

The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue for the periods indicated:

	Year Ended March 31,
	2021	2020
	(as a percentage of total revenue)
Revenue	100%	100%
Cost of revenue	52%	55%
Gross profit	48%	45%
Operating expenses:
Research and development	65%	59%
Sales and marketing	18%	36%
General and administrative	41%	19%
Restructuring and other charges	0%	15%
Total operating expenses	124%	129%
Loss from operations	(76)%	(84)%
Interest and other income, net	1%	2%
Net loss	(75)%	(82)%

Revenue

Total revenue decreased by $61.5 million, or 20%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. The decrease was due primarily to a decrease in consumer services revenue of $74.1 million, driven mainly by a reduction in the volume of PGS kit sales. This decrease resulted from a decline in consumer demand, reductions in advertising and brand-related expenditures due to our strategic decisions during fiscal year 2021 to decrease our marketing spending and discounting in an effort to reduce our losses, and further reductions in these expenditures due to our uncertainty about the impact of the pandemic on our business, along with our strategic decision to consolidate the sales channel network by terminating certain retail contracts at the end of fiscal year 2020. Additionally, for the fiscal year ended March 31, 2021, we realized minimal collaboration revenue in our Therapeutics segment, compared to revenues of $5.6 million for the fiscal year ended March 31, 2020 from out-licensing of intellectual property under our agreements with GSK and Almirall. These reductions in consumer service and collaboration revenues were partially offset by an $18.1 million increase in research services revenue due to the number of hours spent by our personnel on target discovery activities during the period under the GSK Agreement.

Cost of Revenue, Gross Profit and Gross Margin

Total cost of revenue decreased by $41.1 million, or 24%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. The decrease in cost of revenue was due primarily to a $45.7 million reduction in costs related to consumer services revenue, driven mainly by a reduction in the volume of PGS kits sold during fiscal year ended March 31, 2021. This decrease was partially offset by a $4.6 million year-over-year increase in costs associated with drug target discovery activities under the GSK collaboration.

Our gross profit declined by $20.4 million, or 15%, to $117.0 million for the fiscal year ended March 31, 2021 from $137.4 million for the fiscal year ended March 31, 2020. The decrease in gross profit was primarily due to the decrease in consumer services revenue.

Our gross margin improved year over year, from 45% for the fiscal year ended March 31, 2020 to 48% for the fiscal year ended March 31, 2021, due to increased revenue from research services, which generates a higher gross margin than our consumer services revenue, as well as operating efficiencies.

Research and Development Expenses

	Year Ended March 31, 2021	Year Ended March 31, 2020	$ Change	% Change
	($ millions)
Personnel-related expenses (salaries, benefits & stock-based compensation)	$85.5	$89.5	$(4.0)	(4)%
Lab-related research services	34.3	40.2	(5.9)	(15)%
Facilities	20.0	23.2	(3.2)	(14)%
Depreciation, equipment and supplies	12.7	13.8	(1.1)	(8)%
Other	7.4	14.6	(7.2)	(49)%

Total	$159.9	$181.3	$(21.4)	(12)%

Research and development expenses for the fiscal year ended March 31, 2021 amounted to $159.9 million, compared to $181.3 million for fiscal year ended March 31, 2020, representing a decrease of $21.4 million or 12%. The decrease in research and development expenses is primarily attributable to the $7.2 million decrease in other research and development expenses due to lower allocated overhead to Therapeutics resulting from savings due to our restructuring during fiscal year ending March 31, 2020. In addition, lab-related research services decreased $5.9 million, resulting from opting out of funding for a research program with GSK and termination of an internal program. Personnel-related expenses decreased $4.0 million and facilities expenses decreased $3.2 million due to decreased headcount in non-Therapeutics segment. We also had a $1.1 million decrease in depreciation, equipment and supplies, which was mainly driven by cloud computing service savings, partially offset by amortization of capitalized internal-use software.

Sales and Marketing Expenses

Sales and marketing expenses for the fiscal year ended March 31, 2021 amounted to $43.2 million, compared to $110.5 million for fiscal year ended March 31, 2020, representing a decrease of $67.3 million, or 61%. Sales and marketing expenses for the fiscal year ended March 31, 2021 consisted primarily of advertising and brand-related spend in our marketing programs of $16.2 million, personnel-related expenses of $14.5 million, outside services and supplies of $6.8 million, and facilities and other overhead allocation expenses of $5.7 million. Sales and marketing expenses for the fiscal year ended March 31, 2020 consisted primarily of advertising and brand-related spend in our marketing program of $71.9 million, personnel-related expenses of $20.3 million, outside services and supplies of $10.3 million, and facilities and other overhead allocation expenses of $8.0 million.

The decrease in sales and marketing expenses was primarily driven by $55.7 million reductions in advertising and brand-related spend in our marketing programs and a decrease in headcount in our sales and marketing function resulting in $5.7 million decrease in personnel expenses, as we made strategic decisions during fiscal year ended March 31, 2021 to decrease our marketing spending for PGS kit sales in an effort to reduce our costs. This decrease in marking spending also resulted in a $3.3 million decrease in outside services and a $2.4 million decrease in facilities expenses and other overhead allocation.

General and Administrative Expenses

General and administrative expenses for the fiscal year ended March 31, 2021 amounted to $99.1 million, which consisted primarily of personnel-related expenses of $75.6 million, of which $40.4 million is related to the incremental stock-based compensation expense resulting from the accelerated vesting of certain common shares previously purchased by our CEO upon the exercise of options. In addition, general and administrative expenses include facilities and other overhead allocation expenses of $8.5 million, outside services and other expenses of $11.0 million, as well as $4.0 million of other operating expenses primarily credit card processing fees related to PGS kit sales.

General and administrative expenses for the fiscal year ended March 31, 2020 amounted to $59.4 million, which consisted primarily of personnel-related expenses of $36.1 million. In addition, general and administrative expenses include facilities and other overhead allocation expenses of $9.7 million, outside services and other expenses of $8.7 million, as well as $4.9 million of other operating expenses primarily credit card processing fees related to PGS kit sales.

Total general and administrative expenses increased by $39.8 million, or 67%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020. The increase in general and administrative expense was due primarily to an increase of $39.2 million during fiscal year ended March 31, 2020 in personnel-related expenses that were mainly due to $40.4 million stock-based compensation expense adjustments arising from the accelerated vesting of certain unvested options held by our CEO, offset by $1.2 million decrease in other personnel-related expenses. We also incurred a $2.7 million increase in outside services and other expenses during fiscal year 2021. These increases were partially offset by a $1.2 million decrease in facilities expenses and other overhead allocation and a $0.9 million decrease in other operating expenses consisting primarily of credit card processing fees related to the decrease in PGS kit sales.

Restructuring and Other Charges

We did not record any restructuring and other charges during the fiscal year ended March 31, 2021.

Restructuring and other charges for the fiscal year ended March 31, 2020 amounted to $44.7 million, which consisted primarily of impairment of long-lived assets of $33.9 million associated with the cease-use of our Phoenix, Arizona operating facility and the decision to sublease a significant portion of our Sunnyvale, California headquarters facility, employee severance and termination benefits of $5.5 million, contract termination fees and penalties of $3.0 million, a $1.5 million inventory write-off and $0.8 million in return-related fees as we consolidated the sales channel network by terminating certain retail contracts.

Interest and Other Income, Net

Interest and other income, net decreased by $6.0 million, or 79%, for the fiscal year ended March 31, 2021 compared to the fiscal year ended March 31, 2020, from $7.6 million in fiscal year 2020 to $1.6 million in fiscal year 2021. The decrease in interest and other income was primarily driven by the $6.0 million decrease in interest income due to the decreases in global interest rates.

Comparisons for fiscal years ended March 31, 2020 and 2019

The following table sets forth our consolidated statement of operations for the fiscal years ended March 31, 2020 and 2019, and the dollar and percentage change between the two periods (dollars in thousands):

	Year Ended March 31,
	2020	2019	$ Change	% Change
Revenue	$305,463	$440,900	$(135,437)	(31)%
Cost of revenue(1)(2)	168,031	248,010	(79,979)	(32)%

Gross profit	137,432	192,890	(55,458)	(29)%

Operating expenses:
Research and development(1)(2)	181,276	140,532	40,744	29%
Sales and marketing(1)(2)	110,519	190,848	(80,329)	(42)%
General and administrative(1)(2)	59,392	50,293	9,099	18%
Restructuring and other charges(1)	44,692	—	44,692	100%

Total operating expenses	395,879	381,673	14,206	4%

Loss from operations	(258,447)	(188,783)	(69,664)	37%
Interest and other income, net	7,584	5,250	2,334	44%

Net loss	$(250,863)	$(183,533)	$(67,330)	37%

(1)	Includes stock-based compensation expense as follows:

	Year Ended March 31,
	2020	2019
Cost of revenue	$733	$740
Research and development	16,524	13,789
Sales and marketing	3,988	3,616
General and administrative	18,932	12,154
Restructuring and other charges	881	—

Total stock-based compensation expense	$41,058	$30,299

(2)	Includes stock-based compensation expense related to secondary sale transactions as follows:

	Year Ended March 31,
	2020	2019
Cost of revenue	$15	$4
Research and development	2,510	2,282
Sales and marketing	360	702
General and administrative	895	4,204

Total stock-based compensation expense	$3,780	$7,192

The following table sets forth our consolidated statements of operations data expressed as a percentage of revenue for the periods indicated:

	Year Ended March 31,
	2020	2019
	(as a percentage of total revenue)
Revenue	100%	100%
Cost of revenue	55%	56%
Gross profit	45%	44%
Operating expenses:
Research and development	59%	32%
Sales and marketing	36%	43%
General and administrative	19%	11%
Restructuring and other charges	15%	0%

Total operating expenses	129%	86%

Loss from operations	(84)%	(42)%
Interest and other income, net	2%	1%

Net loss	(82)%	(41)%

Revenue

Total revenue decreased by $135.4 million, or 31%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. The decrease was due primarily to a decrease in consumer services revenue of $153.9 million, driven mainly by a reduction in the volume of PGS kit sales resulting from a decline in consumer demand that resulted from reductions in advertising and brand-related expenditures, as we made strategic decisions during the fiscal year ended March 31, 2020 to decrease our marketing spending and discounting in an effort to reduce our losses. This reduction was partially offset by an $18.5 million year-over-year increase in revenue related to the GSK and Almirall collaborations.

Cost of Revenue, Gross Profit and Gross Margin

Total cost of revenue decreased by $80.0 million, or 32%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019. The decrease in cost of revenue was due primarily to an $88.1 million reduction in costs related to consumer services revenue, driven mainly by a reduction in the volume of PGS kits sold during fiscal year ended March 31, 2020. This decrease was partially offset by an $8.1 million year-over-year increase in costs associated with drug target discovery activities under the GSK collaboration commencing July 2018.

Our gross profit declined by $55.5 million, or 29%, to $137.4 million for the fiscal year ended March 31, 2020 from $192.9 million for the fiscal year ended March 31, 2019. The decrease in gross profit was primarily due to the decrease in revenue.

Our gross margin improved year over year, from 43.7% for the fiscal year ended March 31, 2019 to 45.0% for the fiscal year ended March 31, 2020, due to operating efficiencies in lab processing and increased revenue from research services, which generates a higher gross margin than our consumer services revenue.

Research and Development Expenses

	Year Ended March 31, 2020	Year Ended March 31, 2019	$ Change	% Change
	($ millions)
Personnel-related expenses (salaries, benefits & stock-based compensation)	$89.5	$74.4	$15.1	20%
Lab-related research services	40.2	22.9	17.3	76%
Facilities	23.2	15.0	8.2	55%
Depreciation, equipment and supplies	13.8	10.7	3.1	29%
Other	14.6	17.5	(2.9)	(17)%

Total	$181.3	$140.5	$40.8	29%

Research and development expenses for the fiscal year ended March 31, 2020 amounted to $181.3 million, compared to $140.5 million for fiscal ended March 31, 2019, representing an increase of $40.8 million or 29%. The increase was primarily attributable to $17.3 million in additional lab-related research service costs from the ramp up of our GSK collaboration, including drug target discovery projects, and our internal Therapeutics’ programs. The increase also resulted from an increase of $15.0 million in personnel-related expenses, including a $3.0 million increase in non-cash stock-based compensation, mainly driven by increased Therapeutics’ headcount to support both GSK collaboration and internal projects. The increase of $8.2 million in facilities mainly resulted from moving our headquarters to Sunnyvale with some increase attributed to the expansion of our South San Francisco lab/office. We also had a $3.1 million net increase in depreciation, equipment, and supplies, mainly driven by increased cloud computing services and increased facilities’ depreciation, partially offset by an increase in capitalization of internal-use software. Lower allocated overhead costs resulted in $2.9 million decrease in Other.

Sales and Marketing Expenses

Sales and marketing expenses for the fiscal year ended March 31, 2020 amounted to $110.5 million, compared to $190.9 million for fiscal year ended March 31, 2019, representing a decrease of $80.4 million. The fiscal year ended March 31, 2020 sales and marketing expenses consisted primarily of advertising and brand-related spend in our marketing program of $71.9 million, personnel-related expenses of $20.3 million, outside services and supplies of $10.3 million, and facilities and other overhead allocation expenses of $8.0 million. The fiscal year ended March 31, 2019 sales and marketing expenses consisted primarily of advertising and brand-related spend in our marketing program of $154.8 million, personnel-related expenses of $19.8 million, outside services and supplies of $10.3 million, and facilities and other overhead allocation expenses of $5.9 million.

The decrease in sales and marketing expense was due to an $82.8 million reduction in advertising and brand-related spend in our marketing program, based on targeted advertising spend. This decrease was partially offset by a $1.8 million increase in facilities and other overhead allocation expenses, due mainly to the new headquarters facilities lease.

General and Administrative Expenses

General and administrative expenses for the fiscal year ended March 31, 2020 amounted to $59.4 million, compared to $50.3 million for fiscal year ended March 31, 2019, representing an increase of $9.1 million, or 18%. The fiscal 2020 general and administrative expenses consisted primarily of personnel-related expenses of $36.1 million, including salaries, benefits and non-cash stock-based compensation associated with our general and administrative personnel. In addition, general and administrative expenses include facilities and other overhead allocation expenses of $9.7 million, outside services of $8.7 million and other operating expenses of $4.9 million consisting primarily of credit card processing fees related to PGS kit sales. The fiscal 2019 general and administrative expenses consisted primarily of personnel-related expenses of $28.5 million, including salaries, benefits and non-cash stock-based compensation associated with our general and administrative personnel. In addition, general and administrative expenses include facilities and other overhead allocation expenses of $5.8 million, outside services of $7.9 million and other operating expenses of $8.1 million consisting primarily of credit card processing fees related to PGS kit sales.

The increase in general and administrative expense was due primarily to an increase of $7.6 million during fiscal 2020 in personnel-related expenses that were mainly driven by increased headcount, including a $3.3 million increase in non-cash stock-based compensation expense and a $3.9 million increase in facilities and other overhead allocation expenses related to the new headquarters facilities lease. We also incurred a $0.8 million increase in outside services and other expenses during fiscal 2020. These increases were partially offset by a $3.2 million year-over-year decrease in other operating expenses consisting primarily of credit card processing fees related to the decrease in PGS kit sales.

Restructuring and Other Charges

Restructuring and other charges for the fiscal year ended March 31, 2020 primarily related to our restructuring plans approved in fiscal year ended March 31, 2020. Restructuring activities included a reduction in workforce, contract terminations related to certain retail and operating lease arrangements, resulting in impairment losses of operating lease ROU assets associated with disposition of the Phoenix, Arizona operating facility and square footage available for sublease at the Sunnyvale, California headquarters facility, as well as other exit or disposal costs. See Note 5 — “Restructuring” to our consolidated financial statements for details. We did not incur any restructuring and other charges for the fiscal year ended March 31, 2019.

Interest and Other Income, Net

Interest and other income, net increased by $2.3 million, or 44%, for the fiscal year ended March 31, 2020 compared to the fiscal year ended March 31, 2019, from $5.3 million in fiscal year ended March 31, 2019 to $7.6 million in fiscal year ended March 31, 2020. The increase was attributable to a $1.3 million increase in other non-operating income, and a $1.0 million increase in interest income.

Adjusted EBITDA

We evaluate the performance of each segment based on Adjusted EBITDA. Adjusted EBITDA is a key measure used by our management and the board of directors to understand and evaluate our operating performance and trends, to prepare and approve our annual budget and to develop short and long-term operating plans. In particular, we believe that the exclusion of the items eliminated in calculating Adjusted EBITDA provides useful measures for period-to-period comparisons of our business. Accordingly, we believe that Adjusted EBITDA provides useful information in understanding and evaluating our operating results in the same manner as our management and our board of directors. Adjusted EBITDA should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures rather than net loss, which is the most directly comparable financial measure calculated in accordance with GAAP.

Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net loss and other U.S. GAAP results.

The following tables reconcile net loss to Adjusted EBITDA for the fiscal year ended March 31, 2021, 2020 and 2019 on a company-wide basis and for each of our segments:

	Year Ended March 31,
	2021	2020	2019
Segment Revenue
Consumer & Research Services	$243,866	$299,907	$437,919
Therapeutics	54	5,556	2,981

Total revenue	$243,920	$305,463	$440,900

Segment Adjusted EBITDA
Consumer & Research Services Adjusted EBITDA	$12,796	$(65,845)	$(85,822)
Therapeutics Adjusted EBITDA	(58,734)	(52,883)	(31,776)
Unallocated Corporate(1)	(30,587)	(28,460)	(23,793)

Total Adjusted EBITDA	$(76,525)	$(147,188)	$(141,391)

Reconciliation of net loss to Adjusted EBITDA
Net loss	$(183,619)	$(250,863)	$(183,533)
Adjustments:
Interest (income), net	(255)	(6,244)	(5,269)
Other (income) expense, net	(1,322)	(1,340)	19
Depreciation and amortization	20,246	22,610	9,901
Stock-based compensation expense(2)	88,425	43,957	37,491
Restructuring and other charges(3)	—	44,692	—

Total Adjusted EBITDA	$(76,525)	$(147,188)	$(141,391)

(1)

Certain expenses such as Finance, Legal, Regulatory and Supplier Quality, and CEO Office are not reported as part of the reporting segments as reviewed by the CODM. These amounts are included in Unallocated Corporate.

(2)

In fiscal year ended March 31, 2021, the Board of Directors modified option awards granted to the CEO, which accelerated the vesting of the common shares previously purchased by our CEO upon the exercise of such options. Stock-based compensation expense of $40.4 million was recorded to General and Administrative expenses which represented the recognition of the remaining unrecognized compensation expense associated with these grants as of the date of modification. No stock-based compensation awards were modified to accelerate vesting in the two prior years. See Note 10 of the notes to our consolidated financial statements for more information.

(3)

In fiscal year ended March 31, 2020, we approved restructuring plans to achieve our strategic and financial objectives. Restructuring activities included a reduction in workforce, contract terminations related to certain retail and operating lease arrangements, resulting in impairment losses of operating lease ROU assets associated with disposition of the Phoenix, Arizona operating facility, as well as other exit or disposal costs. The restructuring and other charges also include $0.9 million of stock-based compensation expense due to extension of exercise periods of certain awards to terminated employees. In addition, the restructuring and other charges included impairment losses of $12.6 million to operating ROU assets associated with our operating lease at our Sunnyvale, California headquarters facility. These impairment losses resulted from our reduction in force, which reduced our need for space at our headquarters facility, and were calculated based on assumptions which took into account expected delays in our ability to secure a sublease tenant and reduced rents due to the impact of the pandemic. We have determined that these restructuring and other charges were incremental to our normal operations because they were related to the reduction in our workforce that occurred in the fourth fiscal quarter of 2020, resulting in superfluous space in our headquarters facility. We did not experience a workforce reduction in the two prior years, and we do not anticipate a further workforce reduction in the two-year period after the fourth fiscal quarter of 2020. See Note 5 of the notes to our consolidated financial statements for more information.

Liquidity and Capital Resources

To date, we have financed our operations primarily through sales of equity securities and revenue from sales of PGS and research services. Our primary requirements for liquidity and capital are to fund operating needs and capital expenditures.

As of March 31, 2021, our principal source of liquidity was our cash balance of $282.5 million. Since our inception, we have generated significant operating losses as reflected in our accumulated deficit and negative cash flows from operations. We had an accumulated deficit of $977.2 million as of March 31, 2021. Prior to the completion of Business Combination and PIPE Financing on June 16, 2021, we believe our existing cash resources were sufficient to continue operating activities for the next 12 months.

As of the date of this Current Report on Form 8-K, we believe our existing cash resources are sufficient to support planned operations for the next 12 months. We completed the Business Combination and PIPE Financing on June 16, 2021, pursuant to which we received gross proceeds of $342 million and $250 million, respectively. Management believes that its current financial resources are sufficient to continue operating activities for at least one year past the issuance date of the financial statements. Our future financing requirements will depend on many factors including our growth rate, the timing and extent of spending to support development of our platform and the expansion of sales and marketing activities. Although we currently are not a party to any agreement and do not have any understanding with any third parties with respect to potential investments in, or acquisitions of, businesses or technologies, we may enter into these types of arrangements in the future, which could also require us to seek additional equity or debt financing. Additional funds may not be available on terms favorable to us or at all.

We expect to continue to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we intend to continue to make in research and development, and additional general and administrative costs we expect to incur in connection with operating as a public company. Cash from operations could also be affected from our customers and other risks detailed in the section titled “Risk Factors.” We expect to continue to maintain financing flexibility in the current market conditions. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.

Our future capital requirements will depend on many factors including our revenue growth rate, the timing, and extent of spending to support further sales and marketing and research and development efforts. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be materially and adversely affected.

Cash Flows

The following table summarizes our cash flows for the periods presented (in thousands):

	Year Ended March 31,
	2021	2020	2019
Net cash (used in) operating activities	$(74,252)	$(185,766)	$(98,117)
Net cash (used in) investing activities	(6,536)	(72,823)	(27,840)
Net cash provided by financing activities	155,335	8,830	344,448

Cash Flows from Operating Activities

Net cash used in operating activities of $74.3 million for the fiscal year ended March 31, 2021 was primarily related to a net loss of $183.6 million, partially offset by non-cash charges for stock-based compensation of $88.4 million and depreciation and amortization of $18.1 million. The net changes in operating assets and liabilities of $1.5 million were primarily related to a decrease in deferred revenue of $16.2 million as a result of reduced deferred revenue balance related to GSK, and a decrease in operating lease liabilities of $8.5 million primarily due to lease payments. These were offset by a decrease in operating lease right-of-use assets of $10.3 million due to right-of-use assets amortization and adjustment to the carrying amount of the right-of-use assets, a decrease in inventories of $7.9 million due to decreased purchase aligned with lower forecasted sales, a decrease in accounts receivable of $3.9 million, as well as a decrease in deferred cost of revenue of $1.2 million due to decrease in PGS kit sales, and a decrease in prepaid expenses and other current assets of $2.1 million due to decrease in deferred advertising and other receivables.

Net cash used in operating activities of $185.8 million for the fiscal year ended March 31, 2020 was primarily related to a net loss of $250.9 million, partially offset by non-cash charges for stock-based compensation of $44.8 million, depreciation and amortization of $22.6 million and impairment of long-lived assets of $33.9 million as a result of restructuring activities. The net changes in operating assets and liabilities of $36.3 million were primarily related to a decrease in accounts payable of $29.8 million due to the timing of payments, a decrease in deferred revenue of $35.3 million due to decrease in PGS kit sales, and a decrease in operating lease liabilities of $5.4 million due to lease payments. These were partially offset by an increase in accrued expenses and other current liabilities of $4.9 million as a result of restructuring activities, a decrease in accounts receivable of $4.2 million due to decrease in kit sales, a decrease in deferred cost of revenue of $7.2 million due to decrease in PGS kit sales, a decrease in prepaid expenses and other current assets of $3.4 million due to decrease in contract assets, deferred advertising and other receivables, a decrease in operating lease right-of-use assets of $14.6 million due to right-of-use assets amortization and adjustment to the carrying amount of the right-of-use assets as a result of tenant improvement allowance received for the office in Sunnyvale, California.

Net cash used in operating activities of $98.1 million for the fiscal year ended March 31, 2019 was primarily due to a net loss of $183.5 million, partially offset by non-cash charges for stock-based compensation of $37.5 million and depreciation and amortization of $9.9 million. The net changes in operating assets and liabilities of $38.0 million were primarily related to an increase in accounts payable of $5.3 million and accrued expenses and other current liabilities of $3.0 million due to timing of payments, an increase in deferred revenue of $15.5 million due to increases in deferred revenue related to GSK, a decrease in inventories of $12.5 million due to lower sales forecast, a decrease in deferred cost of revenue of $5.7 million due to slowdown of kit sales, and a decrease in operating lease right-of-use assets of $6.3 million due to amortization. These were partially offset by an increase in accounts receivable of $3.9 million due to increased receivables related to GSK and retailers, an increase in prepaid expenses and other current assets of $2.4 million due to increase in contract assets and other receivables, and a decrease in operating lease liabilities of $4.4 million due to lease payments.

Cash Flows from Investing Activities

Cash flows from investing activities primarily relate to purchase of property and equipment, as well as capitalization of internal-use software costs.

Net cash used in investing activities was $6.5 million for the fiscal year ended March 31, 2021, which consisted of purchases of property and equipment of $4.0 million and capitalization of internal-use software costs of $3.3 million, partially offset by proceeds from sale of property and equipment of $0.8 million.

Net cash used in investing activities was $72.8 million for the fiscal year ended March 31, 2020, which consisted of purchases of property and equipment of $68.4 million and capitalization of internal-use software costs of $5.2 million, partially offset by proceeds from sales of property and equipment of $0.8 million.

Net cash used in investing activities was $27.8 million for the fiscal year ended March 31, 2019, which consisted of purchases of property and equipment of $27.4 million and capitalization of internal-use software costs of $0.4 million.

Cash Flows from Financing Activities

Net cash provided by financing activities was $155.3 million for the fiscal year ended March 31, 2021, which consisted of $82.2 million in proceeds from the issuance of convertible preferred stock, net of issuance costs, and $76.2 million in proceeds from the exercise of stock options, which were partially offset by $3.1 million in payments of deferred offering costs.

Net cash provided by financing activities of $8.8 million for the fiscal year ended March 31, 2020 related entirely to proceeds from the exercise of stock options.

Net cash provided by financing activities was $344.5 million for the fiscal year ended March 31, 2019, which consisted of $272.3 million in proceeds from the issuance of convertible preferred stock, net of issuance costs, and $72.2 million in proceeds from the exercise of stock options.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and other commitments as of March 31, 2021, and the years in which these obligations are due (in thousands):

	Total	Less than 1 year	2 to 3 years	4 to 5 years	More than 5 years
Operating lease obligations(1)	$132,531	$12,567	$30,197	$25,346	$64,421
Non-cancelable purchase obligations(2)	67,338	13,968	30,283	23,087	—

Total contractual obligations	$199,869	$26,535	$60,480	$48,433	$64,421

(1)

Our lease portfolio includes leased offices, dedicated lab facility and storage space, and dedicated data center facility space, all of which are accounted for as operating leases. Total payments listed represent total minimum future lease payments.

(2)	Non-cancelable purchase commitments with various parties for inventory purchases and software subscription service.

Off-Balance Sheet Arrangements

Since the date of our incorporation, we have not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Additionally, the COVID-19 pandemic has created, and may continue to create, significant uncertainty in macroeconomic conditions, and the extent of its impact on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak and the impact on our customers and sales cycles. We considered the impact of COVID-19 on our estimates and assumptions and recorded impairment losses of $12.6 million to operating ROU assets associated with our operating lease in Sunnyvale, California on the consolidated financial statements for the period ended March 31, 2020. As events continue to evolve and additional information becomes available, our estimates and assumptions may change materially in future periods.

The critical accounting estimates, assumptions and judgments that we believe have the most significant impact on our consolidated financial statements are described below.

Revenue Recognition

We recognize revenue from consumer services, including PGS, research services and therapeutics in accordance with Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration that we expect to receive in exchange for these goods or services. We determine revenue recognition through the following five-step framework:

•	identification of the contract, or contracts, with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when, or as, we satisfy a performance obligation.

Consumer Services

We enter into a contract for consumer services once the customer accepts the terms of service and initiates the service by providing payment to us. The transaction price is the amount which we expect to be entitled to in exchange for providing services and is calculated as the selling price net of variable consideration which may include estimates for future returns and sales incentives. Consumer services is composed of five distinct performance obligations: initial ancestry reports, initial health reports, ancestry updates, health updates, and subscription service reports.

Initial reports are distinct from updates as customers can benefit from the information provided from the initial ancestry and health reports without the updates. Accordingly, subsequent updates are additive and, therefore, are separately identifiable. Transfer of control for both initial ancestry and initial health reports occur at the time the reports are uploaded to the customer’s account and notification has been provided to the customer. Transfer of control for ancestry and health report updates occurs over time by providing updates to a customer’s reports and features after the initial upload of the ancestry and health reports. We began offering a subscription service in fiscal year ended March 31, 2021 where the customer can access additional health-related reports by paying an additional upfront payment for a specified term (currently one year). Transfer of control for these subscription-based reports occurs over time by providing content updates over the subscription term. The majority of consumer services revenue is recognized upon the initial transfer of ancestry and health reports to the customer. Upon sale of consumer services, deferred revenue is recorded for the net amount paid by the customer and is recognized after the customer returns the kit, the lab processes the sample, and the initial reports are uploaded to the customer’s account, and the customer is notified.

In contracts with customers for consumer services, if the customer does not return the kit, services cannot be completed by the Company, potentially resulting in unexercised rights (“breakage”) revenue. To estimate breakage, we assess customer contracts on a portfolio basis as opposed to individual customer contracts, due to the similarity of customer characteristics, at the sales channel level. We recognize the breakage amounts as revenue, proportionate to the pattern of revenue recognition of the returning kits in these respective sales channel portfolios. We estimate breakage for the portion of kits not expected to be returned using an analysis of historical data and consider other factors that could influence customer kit return behavior. We update the breakage rate estimate periodically and, if necessary, adjust the deferred revenue balance accordingly. If actual return patterns vary from the estimate, actual breakage revenue may differ from the amounts recorded. We recognized breakage revenue from unreturned kits of $24.1 million, $38.0 million and $57.0 million for the fiscal years ended March 31, 2021, 2020 and 2019, respectively.

Research Services

We enter into contracts with customers to provide research services with payments based on fixed-fee arrangements. Where fees are variable, we estimate the most likely amount we expect to receive in determining the transaction price, such that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. When we enter into multiple contracts with a single counterparty, we evaluate the facts and circumstances to determine whether the contracts should be combined and accounted for as one arrangement or as separate arrangements. Transfer of control for research services occurs over time as the services are performed. We generally recognize revenue over time using an input method utilizing direct labor hours incurred as a percentage of total estimated hours to measure performance.

Therapeutics

Therapeutics consists of revenues from the out-licensing of intellectual property associated with identified drug targets related to drug candidates under clinical development.

Other Policies and Judgments

Contracts with customers for both consumer and research services contain multiple performance obligations that qualify as distinct performance obligations. We allocate revenue to each performance obligation based on the standalone selling price (“SSP”). Judgment is required to determine the SSP for each distinct performance obligation. If SSP is not directly observable, then SSP is estimated using judgment while considering all reasonably available information. To determine the SSP, we consider multiple factors including, but not limited to, third-party evidence for similar services, historical pricing, customer usage statistics, internal costs, gross margin objectives, independent valuations, and marketing and pricing strategies.

Stock-Based Compensation

The fair value of employee and non-employee stock options are determined on the grant date using the Black-Scholes option pricing model using various inputs, including the fair value of the underlying common stock, the expected term of the stock-based award, the expected volatility of the price of our common stock, risk-free interest rates, and the expected dividend yield of common stock. The assumptions used to determine the fair value of the stock-based awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

We recognize stock-based compensation cost on a straight-line basis over the requisite service period of the awards, which generally is the option vesting term. Forfeitures are accounted for as they occur.

Changes in the following assumptions can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

•

Fair Value of Common Stock. Given the absence of a public trading market during the fiscal years 2021, 2020, and 2019, our board of directors, with the input of management, considers numerous objective and subjective factors to determine the fair value of common stock at each meeting at which awards are approved. These factors include, but are not limited to, (i) our capital resources and financial condition; (ii) the rights and preferences held by our preferred stock classes relative to those of our common stock; (iii) the likelihood of achieving a liquidity event, such as an initial public offering; (iv) operational and financial performance and condition; (v) valuations of comparable companies; (vi) the status of our development, product introduction, and sales efforts; (vii) the lack of marketability of the common stock; and (viii) industry information.

•

Expected Term. Expected term represents the period that options are expected to be outstanding. We determine the expected term using the simplified method based on the option’s vesting term and contractual obligations.

•

Expected Volatility. The volatility is derived from the average historical stock volatilities of a peer group of public companies that we consider to be comparable to our business over a period equivalent to the expected term of the share-based grants.

•

Risk-Free Interest Rate. We derive the risk-free interest rate assumption from the United States Treasury’s rates for the U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the awards being valued.

•	Dividend Yield. We base the assumed dividend yield on its expectation of not paying dividends in the foreseeable future. Consequently, the expected dividend yield used is zero.

The Black-Scholes assumptions used in evaluating our awards are as follows:

	Year Ended March 31,
	2021	2020	2019
Expected term (years)	4.0 - 6.1	5.0 - 6.1	5.0 - 6.3
Expected volatility	61% - 68%	53% - 62%	52% - 54%
Risk-free interest rate	0.2% - 0.5%	0.6% - 2.2%	2.5% - 3.1%
Expected dividend yield	0%	0%	0%

The variables used in these models are reviewed on each grant date and adjusted, as needed. As we continue to accumulate additional data related to our common stock valuations and assumptions used in the Black-Scholes model, we may refine our estimates of these variables, which could materially affect our future stock-based compensation expense.

Subsequent to the Business Combination, we will determine the fair value of the common stock underlying equity awards based on the closing price of our common stock as reported on the date of the grant.

Leases

Our lease portfolio consists of leased office space, dedicated lab facility space, and dedicated data center facility space, all of which are accounted for as operating leases. All lease arrangements are generally recognized at lease commencement. Operating lease right-of-use (“ROU”) assets and operating lease liabilities are recognized at commencement based on the present value of fixed payments not yet paid over the lease term. Operating lease ROU assets represent our right to use an underlying asset during the reasonably certain lease term and operating lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets also include any initial direct costs incurred and any lease payments made at or before the lease commencement date, less lease incentives received.

When considering the future lease payments to be included in the measurement of the operating lease liabilities, we include payments to be made in optional renewal periods only if it is reasonably certain to exercise the option, and will include periods covered by a termination option only if it is reasonably certain that it will not exercise such option. In addition, we elected not to utilize the hindsight practical expedient to determine the lease term for existing leases at adoption. We use the incremental borrowing rate based on the information available at the commencement date in determining the lease liabilities as our leases generally do not provide an implicit rate. The incremental borrowing rate is estimated to approximate the interest rate on a collateralized basis with similar terms and payments, in an economic environment where the leased asset is located.

Real estate leases of office facilities are the most significant leases held by us. For these leases, we have elected the practical expedient permitted under ASC 842 to account for the lease and non-lease components as a single lease component. As we enter into real estate leases, property tax, insurance, common area maintenance and utilities are generally variable lease payments that do not depend on an index or rate, and therefore, they are excluded from the lease liabilities and expensed as incurred in accordance with ASC 842. We reassess the lease term if and when a significant event or change in circumstances occurs within our control. None of our lease agreements contain significant residual value guarantees, restrictions, or covenants. We currently do not have any finance leases.

Income Taxes

We apply the provisions of ASC 740, Income Taxes. Under ASC 740, we account for our income taxes using the asset and liability method whereby deferred tax assets and liabilities are determined based on temporary differences between the bases used for financial reporting and income tax reporting purposes. Deferred income taxes are provided based on the enacted tax rates and laws that will be in effect at the time such temporary differences are expected to reverse. A valuation allowance is provided for deferred tax assets if it is more likely than not that we will not realize those tax assets through future operations.

We also utilize the guidance in ASC 740 to account for uncertain tax positions. ASC 740 contains a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more likely than not of being realized and effectively settled. We consider many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments, and which may not accurately reflect actual outcomes. We recognize interest and penalties on unrecognized tax benefits as a component of provision for income taxes in the consolidated statements of operations.

Emerging Growth Company Status

The Company is an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. The Company has elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date the Company (i) is no longer an EGC or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates.

In addition, the Company intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an EGC, we intend to rely on such exemptions, we are not required to, among other things: (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (iii) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board; and (iv) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

The Company will remain an EGC under the JOBS Act until the earliest of (i) the last day of the fiscal year (a) following October 2, 2025, the fifth anniversary of the closing of the Company’s initial public offering, (b) the year in which we have total annual gross revenue of at least $1.07 billion, or (c) the year in which we are deemed to be a large accelerated filer, which means the market value of the common equity of the Company that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; or (ii) the date on which the Company has issued more than $1.00 billion in non-convertible debt securities during the prior three-year period.

Quantitative and Qualitative Disclosures About Market Risk

We have operations primarily within the United States and we are exposed to market risk in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. We do not believe that inflation has had a material effect on our business, results of operations or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations or financial condition.

Interest Rate Risk

As of March 31, 2021 and 2020, we had cash of $282.5 million and $207.9 million, respectively. Cash consists of cash in banks and bank deposits, and is not subject to market risk. A hypothetical 10% change in interest rates during any of the period presented would not have had a material impact on our historical consolidated financial statements for the fiscal year period ended March 31, 2021, 2020 or 2019.

Foreign Exchange Rate Risk

Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates. Currently, substantially all of our revenue and expenses are denominated in U.S. dollars. Revenue and expenses are remeasured each day at the exchange rate in effect on the day the transaction occurred. Our results of operations and cash flows in the future may be adversely affected due to an expansion of non-U.S. dollar denominated contracts and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical or current consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international activities grow, we will continue to reassess our approach to manage the risk relating to fluctuations in currency rates.

Recent Accounting Pronouncements

See the section titled “Summary of Significant Accounting Policies” in Note 2 of the notes to our consolidated financial statements.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of New 23andMe Class A Common Stock and New 23andMe Class B Common Stock immediately following consummation of the Business Combination by:

•	each person known by New 23andMe to be the beneficial owner of more than 5% of outstanding New 23andMe Class A Common Stock;

•	each of New 23andMe’s current named executive officers and directors; and

•	all current executive officers and directors of New 23andMe as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days of June 16, 2021.

Unless otherwise indicated, New 23andMe believes that each person named in the table below has sole voting and investment power with respect to all shares of common stock beneficially owned by such person.

Name and Address of Beneficial Owners(1)	Number of Shares of New 23andMe Class A Common Stock(2)%			Number of Shares of New 23andMe Class B Common Stock		%	% of Total Voting Power(3)
Directors and current named executive officers:
Roelof Botha (4)(5) Director	18,442,574		4.54%	18,442,574		4.54%	5.71%
Patrick Chung (6) Director	1,141,824	*		1,141,824	*		*
Evan Lovell Director	—		—	—		—	—
Neal Mohan (7) Director	224,590	*		—		—	*
Valerie Montgomery Rice Director	—		—	—		—	—
Richard Scheller (7) Director	262,819	*		—		—	*
Peter Taylor Director	—		—	—		—	—
Anne Wojcicki (8) Chief Executive Officer and Director	102,453,219		25.21%	98,702,638		24.29%	30.67%
Steven Schoch (7) Chief Financial Officer	1,127,735	*		—		—	*
Kathy Hibbs (7) Chief Legal and Regulatory Officer	1,717,169	*		—		—	*
Kenneth Hillan (7) Head of Therapeutics	777,946	*		—		—	*
Steve Lemon (7) Vice President, Engineering	1,733,663	*		—		—	*
All directors and executive officers as a group (12 persons)	129,117,967		31.77%	118,287,035		29.10%	40.62%
Five Percent Holders:
ABeeC 2.0, LLC (9)	98,702,638	(10)	24.29%	98,702,638		24.29%	30.56%
Entities affiliated with FMR, LLC (11)	31,457,339	(12)	7.74%	24,457,339		6.02%	7.79%
Entities affiliated with G Squared Equity Management LP (13)	35,087,384	(14)	8.63%	29,973,837		7.38%	9.44%
Glaxo Group Limited (15)	39,660,486	(16)	9.76%	39,660,486		9.76%	12.28%

*	Less than 1%
1.

The business address of each of Patrick Chung, Evan Lovell, Neal Mohan, Richard Scheller, Peter Taylor, Anne Wojcicki, Steven Schoch, Kathy Hibbs, Kenneth Hillan, and Steve Lemon is 223 North Mathilda Avenue, Sunnyvale, CA 94086.

2.

The beneficial ownership of New 23andMe as of the Closing Date is based on (A) 92,655,484 shares of New 23andMe Class A Common Stock outstanding as of such date and (B) 313,759,355 shares of New 23andMe Class B Common Stock outstanding as of such date.

3.

Percentage of total voting power represents voting power with respect to all shares of New 23andMe Class A Common Stock and New 23andMe Class B Common Stock, held beneficially as a single class. The holders of New 23andMe Class B Common Stock are entitled to ten votes per share, and holders of New 23andMe Class A Common Stock are entitled to one vote per share.

4.

Includes (i) 624,136 shares of New 23andMe Class B shares held by Mr. Botha and (ii) 17,818,438 shares of New 23andMe Class B Common Stock held by Sequoia Capital Operations, LLC, which is an affiliate of the entities referred to in footnote 5 below. The business address for Mr. Botha is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

5.

Based upon information provided to 23andMe on June 15, 2021. Consists of (i) 3,670,314 shares of New 23andMe Class B Common Stock held by Sequoia Capital Global Growth Fund II, L.P. (“GGF II”); (ii) 55,143 shares of New 23andMe Class B Common Stock held by Sequoia Capital Global Growth II Principals Fund, L.P. (“GGF II PF”); (iii) 3,634,310 shares of New 23andMe Class B Common Stock held by Sequoia Capital Growth Fund III, L.P. (“GF III”); (iv) 6,135,652 shares of New 23andMe Class B Common Stock held by Sequoia Capital U.S. Growth Fund VII, L.P. (“GF VII”); (v) 3,818,329 shares of New 23andMe Class B Common Stock held by Sequoia Capital U.S. Growth Fund VIII, L.P. (“GF VIII”); and (vi) 504,692 shares of New 23andMe Class B Common Stock held by Sequoia Capital U.S. Growth VII Principals Fund, L.P. (“GF VII PF”). The business address of the above entities is 2800 Sand Hill Road, Suite 101, Menlo Park, CA 94025.

SC US (TTGP), Ltd. is the general partner of SC Global Growth II Management, L.P., which is the general partner of each of GGF II and GGF II PF (collectively, the “GGF II Funds”), (ii) the general partner of SC U.S. Growth VII Management, L.P., which is the general partner of each of GF VII and GF VII PF (collectively, the “GF VII Funds”); and (iii) the general partner of SC U.S. Growth VIII Management, L.P., which is the general partner of GF VIII. SCGF III Management, LLC is the general partner of GF III, and, as a result, SCGF III Management, LLC may be deemed to share voting and dispositive power with respect to the shares held by GF III.

The directors and stockholders of SC US (TTGP), Ltd. who exercise voting and investment discretion with respect to the GGF II Funds are Douglas M. Leone and Roelof Botha. As a result, and by virtue of the relationships described in this paragraph, each such person may be deemed to share voting and dispositive power with respect to the shares held by GGF II, as applicable. Mr. Leone and Mr. Botha expressly disclaim beneficial ownership of the shares held by the entities in this footnote 5.

6.

Includes 1,059,223 shares of New 23andMe Class B Common Stock held by XFund 2, L.P. and 82,601 shares of New 23andMe Class B Common Stock held by XFund 2A, L.P. (together with XFund 2, L.P., “XFund”) that are convertible into New 23andMe Class A Common Stock on a share-for-share basis. Mr. Chung may be deemed the beneficial owner of the 1,141,824 shares of New 23andMe Class B Common Stock because he serves as the Managing General Partner of XFund.

7.

Includes the number of shares of New 23andMe Class A Common Stock that the executive officer and/or director has the right to acquire within 60 days of the Closing Date through the exercise of stock options.

8.

Includes (i) 545,225 shares of New 23andMe Class A Common Stock held by Ms. Wojcicki, (ii) 98,702,638 shares of New 23andMe Class B Common Stock held by ABeeC 2.0, LLC (see footnotes 9 and 10 below) that are convertible into New 23andMe Class A Common Stock on a share-for-share basis, and (iii) and 2,500,000 shares of New 23andMe Class A Stock purchased in the PIPE Financing by the Anne Wojcicki Foundation, over which Ms. Wojcicki may be deemed to hold voting and dispositive power.

9.	Anne Wojcicki may be deemed to hold voting and dispositive power over the shares held by ABeeC 2.0, LLC. The business address of ABeeC 2.0, LLC is 171 Main Street, Suite 259, Los Altos, CA, USA 94022.

10.	Includes 98,702,638 shares of New 23andMe Class B Common Stock that are convertible into New 23andMe Class A stock on a share-for-share basis.

11.

Based upon information provided to 23andMe on March 24, 2021. Consists of (i) 15,897,918 shares of New 23andMe Class B Common Stock held by Fidelity Contrafund; (ii) 2,300,439 shares of New 23andMe Class B Common Stock held by Fidelity Securities Fund; (iii) 396,606 shares New 23andMe Class B Common Stock held by Fidelity Select Portfolios: Pharmaceuticals; (iv) 134,310 shares of New 23andMe Class B Common Stock held by FIAM Target Date Blue Chip Growth Commingled Pool; (v) 43,516 shares of New 23andMe Class B Common Stock held by Fidelity Blue Chip Growth Commingled Pool; (vi) 746,053 shares of New 23andMe Class B Common Stock held by Fidelity Growth Company Commingled Pool; (vii) 3,206,519 shares of New 23andMe Class B Common Stock held by Fidelity Select Portfolios: Biotechnology; and (viii) 1,731,978 shares of New 23andMe Class B Common Stock held by Fidelity Mt. Vernon Street Trust.

These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer, and the President of FMR LLC.

Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders of FMR LLC have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC.

Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act of 1940 (the “Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address for each person and entity named in this footnote is 245 Summer Street, Boston, Massachusetts 02110.

12.

Includes 7,000,000 shares of New 23andMe Class A Common Stock purchased in the PIPE Financing by entities controlled by FMR LLC and 24,457,339 shares of New 23andMe Class B Common Stock (described in footnote 10 above) that are convertible into New 23andMe Class A stock on a share-for-share basis.

13.

Based upon information provided to 23andMe on March 29, 2021. Consists of (i) 1,861,313 shares of New 23andMe Class A Common Stock held by G Squared III LLC; (ii) 286,712 shares of New 23andMe Class A Common Stock held by G Squared III LLC, Series X-4; (iii) 479,578 shares of New 23andMe Class A Common Stock and 2,664,392 shares of New 23andMe Class B Common Stock held by G Squared IV, LP; (iv) 535,684 shares of New 23andMe Class A Common Stock and 2,976,096 shares of New 23andMe Class B Common Stock held by G Squared IV, SCSp; (v) 1,950,260 shares of New 23andMe Class A Common Stock and 21,985,154 of New 23andMe Class B Common Stock held by G Squared Opportunities Fund IV LLC; (vi) 917,479 shares of New 23andMe Class B Common Stock held by G Squared Opportunities Fund V LLC; (vii) 661,009 shares of New 23andMe Class B Common Stock held by G Squared Special Situations Fund LLC; and (viii) 769,705 shares of New 23andMe Class B Common Stock held by G Squared V, LP. Larry Aschebrook is the Managing Partner of G Squared Equity Management LP, the investment adviser to each of the aforementioned G Squared funds, and has sole voting and dispositive control over the shares held of record by such funds. The business address of G Squared Equity Management LP is 205 N Michigan Avenue, Suite 3770, Chicago, IL, USA 60601.

14.	Includes 29,973,837 shares of New 23andMe Class B Common Stock (described above in footnote 12) that are convertible into New 23andMe Class A stock on a share-for-share basis.

15.	The business address of Glaxo Group Limited is 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom.

16.	Includes 39,660,486 shares of New 23andMe Class B Common Stock that are convertible into New 23andMe Class A stock on a share-for-share basis.

Directors and Executive Officers

New 23andMe directors and executive officers after the consummation of the Business Combination are described in the Proxy Statement/Prospectus in the section entitled “Management of New 23andMe Following the Business Combination” beginning on page 282 and that information is incorporated herein by reference. The information set forth in the section entitled “Election of Director” in Item 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

In connection with the consummation of the Business Combination, each of VGAC’s officers and directors ceased serving the company. Each of Roelof Botha, Patrick Chung, Evan Lovell, Neal Mohan, Richard Scheller, Ph.D., Peter Taylor, and Anne Wojcicki were elected to the Board in connection with the Business Combination. After the Closing, effective June 16, 2021, the Board appointed Ms. Wojcicki as the Chair of the Board.

Also effective June 16, 2021, the Board appointed Valerie Montgomery Rice to serve as a Class II director on the Board, with such term expiring at the 2023 annual meeting of stockholders. Additionally, the Board appointed Dr. Montgomery Rice to serve as the chair of the compensation committee of the Board.

The sixth president of Morehouse School of Medicine (“MSM”) and the first woman to lead the freestanding medical institution, Dr. Montgomery Rice serves as both the President and Dean. A renowned infertility specialist and researcher, she most recently served as Dean and Executive Vice President of MSM, where she has served since 2011. Prior to joining MSM, Montgomery Rice held faculty positions and leadership roles at various health centers, including academic health centers. Notably, she was the founding director of the Center for Women’s Health Research at Meharry Medical College. Dr. Montgomery Rice holds memberships in various organizations and participates on a number of boards, such as the following: member, National Academy of Medicine, the Association of American Medical Colleges Council of Deans, and the Horatio Alger Association and board of directors for The Metro Atlanta Chamber, Kaiser Permanente School of Medicine, The Nemours Foundation, UnitedHealth Group, Westside Future Fund, Josiah Macy Jr. Foundation, Headspace, Wellpath, and CARE. Dr. Montgomery Rice holds a bachelor’s degree in chemistry from the Georgia Institute of Technology, a medical degree from Harvard Medical School, an honorary degree from the University of Massachusetts Medical School, and a Doctor of Humane Letters honorary degree from Rush University. The Board believes that Dr. Montgomery Rice is qualified to serve on the Board as she provides a valuable combination of experience at the highest levels of patient care and medical research, as well as organizational management and public health policy.

Dr. Montgomery Rice will be compensated pursuant to the Non-Employee Director Compensation Program (as defined below), under which she will receive an annual cash retainer of $40,000, the Initial Equity Award, and the first Annual Equity Award. Dr. Montgomery Rice also will receive $14,000 annually for her service as the chair of the compensation committee.

In connection with her appointment to the Board, New 23andMe entered into an indemnification agreement with Dr. Montgomery Rice. The information set forth in the section entitled “Indemnification Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Director Independence

The listing standards of Nasdaq require that a majority of the Board be independent. The Board determined that each of Roelof Botha, Patrick Chung, Neal Mohan, Valerie Montgomery Rice, and Peter Taylor qualify as independent directors, as defined under Nasdaq listing rules.

Committees of the Board of Directors

Following the Closing, the standing committees of the Board consist of an audit committee and a compensation committee. The Board does not have a nominating and corporate governance committee.

Peter Taylor, Roelof Botha, and Patrick Chung serve on the audit committee of the Board. Each of the members of the audit committee satisfy the independence requirements of Nasdaq and the rules and regulations of the SEC applicable to audit committee members. Mr. Taylor is the chair of the audit committee and qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The description of the audit committee included in the Proxy Statement/Prospectus in the section entitled “Management of New 23andMe Following the Business Combination—Board Committees—Audit Committee” beginning on page 289 is incorporated herein by reference.

Neal Mohan, Patrick Chung, and Valerie Montgomery Rice serve on the compensation committee of the Board. Dr. Montgomery Rice is the chair of the compensation committee. Each member of New 23andMe’s compensation committee is independent under the rules and regulations of the SEC and Nasdaq listing standards applicable to compensation committee members and a “non-employee director” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The description of the compensation committee included in the Proxy Statement/Prospectus in the section entitled “Management of New 23andMe Following the Business Combination—Board Committees—Compensation Committee” beginning on page 290 is incorporated herein by reference.

Executive and Director Compensation

The Executive and Director Compensation of 23andMe is described in the Proxy Statement/Prospectus in the section entitled “Executive and Director Compensation of 23andMe” beginning on page 275, which is incorporated herein by reference.

Equity Incentive Plan

At the Shareholder Meeting, the shareholders of VGAC approved the 23andMe Holding Co. 2021 Incentive Equity Plan (the “Incentive Equity Plan”). The description of the Incentive Equity Plan set forth in the Proxy Statement/Prospectus section entitled “Incentive Equity Plan Proposal” beginning on page 136, as amended and restated by the supplement to the Proxy Statement/Prospectus filed by VGAC on May 21, 2021, is incorporated herein by reference. A copy of the full text of the Incentive Equity Plan is filed as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated herein by reference. New 23andMe expects that the Board will make grants of awards under the Incentive Equity Plan to eligible participants.

Employee Stock Purchase Plan

At the Shareholder Meeting, the shareholders of VGAC approved the 23andMe Holding Co. Employee Stock Purchase Plan (the “ESPP”). The description of the ESPP set forth in the Proxy Statement/Prospectus section entitled “ESPP Proposal ” beginning on page 147 is incorporated herein by reference. A copy of the full text of the ESPP is filed as Exhibit 10.6 to this Current Report on Form 8-K and is incorporated herein by reference. New 23andMe expects that the Board will make grants of awards under the ESPP to eligible participants.

Director Compensation

The Board approved the following non-employee director compensation program (the “Non-Employee Director Compensation Program”) that became effective upon the closing of the Business Combination.

Each non-employee director is eligible to receive annual cash retainers for their service on the Board and the Board’s committees as follows. In addition, we reimburse reasonable expenses incurred by our non-employee directors in connection with attendance at Board or committee meetings.

Position	Retainer ($)
Board Member	40,000
Audit Committee Chair	20,000
Compensation Committee Chair	14,000
Audit Committee Member	10,000
Compensation Committee Member	7,000

The compensation committee will grant to each non-employee director who first becomes a member of the Board on or after the closing of the Business Combination an initial award of restricted stock units (“RSUs”) valued at $350,000 (the “Initial Equity Award”), calculated based upon the trailing average closing price of a share of New 23andMe Class A Common Stock on Nasdaq for the ninety days preceding the date of grant (the “Value

Calculation”). The Initial Equity Award will be granted as soon as administratively practicable following the filing by New 23andMe of a registration statement on Form S-8 with respect to the Incentive Equity Plan, and will vest on a ratable annual basis over a three-year time period beginning on the initial date of Board service.

Further, in each year, the compensation committee will grant to each non-employee director who continues serving on the Board after New 23andMe’s annual stockholder meeting an award of RSUs valued at $175,000 (the “Annual Equity Award”), determined in accordance with the Value Calculation. The first Annual Equity Award will be granted on the same date as the Initial Equity Grant and will vest on the earlier of the 2022 annual meeting of stockholders, or one year from the date of grant.

If a new non-employee director joins the Board on a date other than the date of the annual stockholder meeting, then such non-employee director will be granted a pro rata portion of the Annual Equity Award based on the period of service completed beginning on such non-employee director’s appointment or election to the Board and ending on the date of the next occurring annual stockholder meeting.

All terms and conditions of the Initial Equity Award and Annual Equity Award will be subject to the Incentive Equity Plan and the applicable grant documentation. Both the Initial Equity Award and each Annual Equity Award will vest in full if New 23andMe is subject to a change in control prior to the termination of the non-employee directors’ continuous service.

Certain Relationships and Related Transactions

The description of certain relationships and related transactions is included in the Proxy Statement/Prospectus in the section entitled “Certain Relationships and Related Person Transactions” beginning on page 296, which is incorporated herein by reference.

The information set forth in the section entitled “Indemnification Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Legal Proceedings

The description of legal proceedings is included in the Proxy Statement/Prospectus in the section entitled “Information about 23andMe—Legal Proceedings” on page 250, which is incorporated herein by reference.

Market Price and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The New 23andMe Class A Common Stock and New 23andMe Warrants trade on Nasdaq under the symbols “ME” and “MEUSW,” respectively, in lieu of the ordinary shares, warrants, and units of VGAC. New 23andMe has not paid any cash dividends on its shares of capital stock to date. It is the present intention of the Board to retain all earnings, if any, for use in New 23andMe’s business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future. The payment of cash dividends in the future will be dependent upon New 23andMe’s revenue and earnings, if any, capital requirements, and general financial condition. The payment of any cash dividends is within the discretion of the Board. Further, the ability of New 23andMe to declare dividends may be limited by the terms of financing or other agreements entered into by it or its subsidiaries from time to time.

Recent Sales of Unregistered Securities

Information about unregistered sales of New 23andMe’s equity securities is set forth under Item 3.02 of this Current Report on Form 8-K, which is incorporated herein by reference.

Description of Securities

A description of the New 23andMe Class A Common Stock, New 23andMe Class B Common Stock, preferred stock, and warrants is included in the Proxy Statement/Prospectus in the section entitled “Description of New 23andMe Securities” beginning on page 304, which is incorporated herein by reference.

Indemnification of Directors and Officers

The information set forth in the section entitled “Indemnification Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. Further information about the indemnification of New 23andMe’s directors and officers is set forth in the Proxy Statement/Prospectus in the section titled “Description of New 23andMe Securities—Limitations on Liability and Indemnification of Officers and Directors” beginning on page 310 and is incorporated herein by reference.

Financial Statements, Supplementary Data, and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth in the “Introductory Note” above is incorporated herein by reference. The securities issued in connection with the Business Combination and PIPE Investment were not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act.

Item 5.01	Changes in Control of Registrant.

The information set forth above in the “Introductory Note” and Item 2.01 is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in the sections titled “Directors and Executive Officers,” “Director Independence,” “Committees of the Board of Directors,” and “Executive and Director Compensation” in Item 2.01 is incorporated herein by reference. In addition, the Incentive Equity Plan and the ESPP became effective upon the Closing. The material terms of the Incentive Plan and the ESPP are described in the Proxy Statement/Prospectus in the sections entitled “Incentive Equity Plan Proposal ” and “ESPP Proposal,” respectively, which are incorporated herein by reference.

Item 5.05.	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Business Combination, on June 16, 2021, the Board approved and adopted a new Code of Business Conduct and Ethics applicable to all employees, officers, and directors of New 23andMe. A copy of the Code of Business Conduct and Ethics can be found in the Investors section of New 23andMe’s website at https://investors.23andme.com/.

Item 5.06.	Change in Shell Company Status.

As a result of the Business Combination, New 23andMe ceased being a shell company. The material terms of the Business Combination are described in the section entitled “Business Combination Proposal” of the Proxy Statement/Prospectus, and are incorporated herein by reference. Further, the information set forth in the “Introductory Note” and under Item 2.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The audited consolidated financial statements and related notes as of March 31, 2021 and 2020 and for the fiscal years ended March 31, 2021, 2020, and 2019 are filed as Exhibit 99.1 to this Current Report on Form 8-K and are incorporated herein by reference.

(b)	Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information as of and for the year ended March 31, 2021 is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

(c)	Exhibits

Exhibit No.	Description

2.1†	Agreement and Plan of Merger, dated as of February 4, 2021, by and among VG Acquisition Corp., Chrome Merger Sub, Inc., and 23andMe, Inc. (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-39587), filed with the SEC on February 4, 2021).

2.2	First Amendment to the Merger Agreement, dated as of February 13, 2021, by and among VG Acquisition Corp., Chrome Merger Sub, Inc., and 23andMe, Inc. (incorporated by reference to Exhibit 2.2 to the Registration Statement on Form S-4 (File No. 333-254772), filed with the SEC on May 13, 2021).

2.3	Second Amendment to the Merger Agreement, dated as of March 25, 2021, by and among VG Acquisition Corp., Chrome Merger Sub, Inc., and 23andMe, Inc. (incorporated by reference to Exhibit 2.3 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 333-248844), filed with the SEC on September 16, 2020).

4.2	Warrant Agreement, dated as of October 1, 2020, between VG Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 001-39587), filed with the SEC on October 6, 2020).

4.3	Certificate of Corporate Domestication of VG Acquisition Corp.

10.1	Sponsor Letter Agreement, dated as of February 4, 2021, by and among 23andMe, Inc., VG Acquisition Sponsor LLC, VG Acquisition Corp., Credit Suisse Securities (USA) LLC as representative of the several Underwriters named therein, the Insiders (as defined therein) and the Holders (as defined therein) (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K (File No. 001-39587), filed with the SEC on February 4, 2021).

10.2	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-39587), filed with the SEC on February 4, 2021).

10.3†	Form of Support Agreement (incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K (Registration No. 001-39587), filed with the SEC on February 4, 2021).

10.4	Amended and Restated Registration Rights Agreement, dated as of June 16, 2021, by and among 23andMe Holding Co., VG Acquisition Sponsor LLC, and certain other initial stockholders.

10.5+	23andMe Holding Co. 2021 Incentive Equity Plan and forms of agreement thereunder.

10.6+	23andMe Holding Co. 2021 Employee Stock Purchase Plan.

10.7	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.8+	Offer Letter, dated as of February 16, 2014, by and between 23andMe, Inc. and Kathy Hibbs (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.9+	Offer Letter, dated as of February 1, 2019, by and between 23andMe, Inc. and Kenneth Hillan (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.10+	Offer Letter, dated as of October 14, 2010, by and between 23andMe, Inc. and Steve Lemon (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

Exhibit No.	Description

10.11+	Offer Letter, dated as of March 27, 2018, by and between 23andMe, Inc. and Steve Schoch (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.12	Consulting Agreement, dated as of April 1, 2019, by and between 23andMe, Inc. and Richard Scheller, Ph.D. (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.13	Amendment No. 1 to Consulting Agreement, dated as of March 30, 2020, by and between 23andMe, Inc. and Richard Scheller, Ph.D. (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.14	Amendment No. 2 to Consulting Agreement, dated as of March 24, 2021, by and between 23andMe, Inc. and Richard Scheller, Ph.D. (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.15+	23andMe, Inc. 2006 Equity Incentive Plan (as Amended and Restated) (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.16+	Form of 23andMe, Inc. 2006 Stock Option Agreement (incorporated by reference to Exhibit 10.16 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.17††	Collaboration Agreement, dated as of July 24, 2018, by and between 23andMe, Inc. and GlaxoSmithKline Intellectual Property (No.3) Limited (incorporated by reference to Exhibit 10.17 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.18††	First Amendment to Collaboration Agreement, dated as of April 8, 2019, by and between 23andMe, Inc. and GlaxoSmithKline Intellectual Property (No.3) Limited (incorporated by reference to Exhibit 10.18 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.19††	Second Amendment to Collaboration Agreement, dated as of January 13, 2021, by and between 23andMe, Inc. and GlaxoSmithKline Intellectual Property (No. 3) Limited (incorporated by reference to Exhibit 10.19 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.20+	Form of 23andMe, Inc. Employee Invention Assignment and Confidentiality Agreement (incorporated by reference to Exhibit 10.20 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

10.21	Promissory Note dated April 5, 2021, issued by VG Acquisition Corp. to VG Acquisition Sponsor LLC (incorporated by reference to Exhibit 10.21 to the Registration Statement on Form S-4/A (File No. 333-254772), filed with the SEC on May 13, 2021).

21.1	List of Subsidiaries.

99.1	Audited Consolidated Financial Statements and Related Notes of 23andMe Holding Co. as of March 31, 2021 and 2020 and for the Fiscal Years Ended March 31, 2021, 2020 and 2019.

99.2	Unaudited Pro Forma Condensed Combined Financial Information of 23andMe Holding Co. at March 31, 2021.

104	Cover Page Interactive Data File - the cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

+	Indicates management contract or compensatory plan or arrangement.
†	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.
††

New 23andMe has redacted provisions or terms of this Exhibit pursuant to Regulation S-K Item 601(b)(10)(iv). New 23andMe agrees to furnish an unredacted copy of the Exhibit to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

23ANDME HOLDING CO.

By:	/s/ Steven Schoch
Name: Steven Schoch
Title: Chief Financial and Accounting Officer

Dated: June 21, 2021